Exhibit 4.1(g)(1)

AMENDMENT NO. 1 TO
NINETEENTH SUPPLEMENTAL INDENTURE
(to that certain Amended and Restated Indenture dated as of May 5, 2015)
Dated as of June 1, 2023
Relating to the Basin Electric Power Cooperative
First Mortgage Obligations, 2008 Series C Notes, due June 10, 2031
Authorized by the Nineteenth Supplemental Indenture
BASIN ELECTRIC POWER COOPERATIVE
to
U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, TRUSTEE
FIRST MORTGAGE OBLIGATIONS
THE NINETEENTH SUPPLEMENTAL INDENTURE AMENDED HEREBY GRANTS A SECURITY INTEREST IN THE PROPERTY OF A TRANSMITTING UTILITY. THE NINETEENTH SUPPLEMENTAL INDENTURE CONTAINS AN AFTER-ACQUIRED PROPERTY CLAUSE. PROCEEDS AND PRODUCTS OF COLLATERAL ARE COVERED BY THE NINETEENTH SUPPLEMENTAL INDENTURE. FUTURE OBLIGATIONS ARE SECURED BY THE NINETEENTH SUPPLEMENTAL INDENTURE. NOTICE - THE NINETEENTH SUPPLEMENTAL INDENTURE, AS AMENDED HEREBY, TOGETHER WITH THAT CERTAIN AMENDED AND RESTATED INDENTURE DATED AS OF MAY 5, 2015, AS HERETOFORE SUPPLEMENTED AND AMENDED (DESCRIBED MORE PARTICULARLY HEREIN) SECURE AN UNLIMITED AMOUNT OF OBLIGATIONS AND SUCH AMOUNT, TOGETHER WITH INTEREST, IS SENIOR TO INDEBTEDNESS TO OTHER CREDITORS UNDER SUBSEQUENTLY RECORDED AND FILED INDENTURES, MORTGAGES OR LIENS WITH RESPECT TO THE PROPERTY INTERESTS OF THE COMPANY. THIS INDENTURE IS A SECURITY AGREEMENT WHEREBY THE COMPANY GRANTS TO THE TRUSTEE A SECURITY INTEREST IN ALL OF THE TRUST ESTATE THAT IS PERSONAL PROPERTY OR FIXTURES UNDER THE UNIFORM COMMERCIAL CODE.

EXHIBIT A    —    Indenture Filing Information
-i-

THIS AMENDMENT NO. 1 TO NINETEENTH SUPPLEMENTAL INDENTURE, dated as of June 1, 2023 (this “Amendment”), is between BASIN ELECTRIC POWER COOPERATIVE, an electric cooperative corporation existing under the laws of the State of North Dakota, as Grantor (hereinafter called the “Company”), whose post office address is 1717 East Interstate Avenue, Bismarck, North Dakota 58503-0564, and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association, as trustee (in such capacity, the “Trustee”), whose post office address is 425 Walnut Street, 6th Floor, Cincinnati, Ohio 45202, and shall amend that certain Nineteenth Supplemental Indenture, dated March 1, 2008 (the “Nineteenth Supplemental Indenture”), between the Company and the Trustee;
WHEREAS, the Company has heretofore executed and delivered to the Trustee an Amended and Restated Indenture dated as of May 5, 2015 (the “Amended and Restated Indenture”), which supplemented, amended and restated the Existing Indenture (capitalized terms used herein shall have the meanings ascribed to them in the Indenture), and as further supplemented and amended, including as supplemented by the Nineteenth Supplemental Indenture and amended hereby (collectively, the “Indenture”), which Indenture is filed of record as shown on Exhibit A hereto;
WHEREAS, pursuant to the Nineteenth Supplemental Indenture, the Company issued the Basin Electric Power Cooperative First Mortgage Obligations, 2008 Series C Notes, due June 10, 2031 (the “2008 Series C Notes” and each, individually, a “2008 Series C Note”) in the original principal amount of Fifty Million Dollars and No Cents ($50,000,000.00);
WHEREAS, the Company desires to execute and deliver this Amendment, in accordance with the provisions of the Indenture, for the purpose of amending provisions relating to the transition from a London Inter-Bank Offering Rate benchmark for the calculation of interest charges on the 2008 Series C Notes to a new benchmark as provided herein;
WHEREAS, Section 12.2 of the Indenture provides inter alia that, with the consent of the Holders of all Obligations affected by the change any installment of interest on the 2008 Series C Notes, the Company, when authorized by a Board Resolution, and the Trustee, may enter into Supplemental Indentures for the purposes of and subject to the conditions set forth in said Section 12.2(A) and such other conditions set forth in the Indenture; and
WHEREAS, as the Holders of all of the Obligations affected by this Amendment have consented thereto, this Amendment is permitted pursuant to the provisions of Section 12.2 of the Indenture; and the execution and delivery of this Amendment has been in all respects duly authorized;
NOW, THEREFORE, THIS AMENDMENT WITNESSES, that, in consideration of the premises and the covenants, conditions and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS
Section 1.1    Definitions. All words and phrases defined in Article I of the Indenture and the Nineteenth Supplemental Indenture shall have the same meaning in this Amendment, including any exhibit hereto, except as otherwise appears herein or as amended hereby, unless the context clearly requires otherwise.
ARTICLE II
AMENDMENTS
Section 2.1    Amendment of Section 1.1 (Definitions). Section 1.1 of the Nineteenth Supplemental Indenture shall be amended by deleting the definitions of “Adjusted LIBOR Rate,” “Default Rate,” and “LIBOR” therein and substituting the following in lieu thereof:
“Adjusted Daily Compounded SOFR” means, for purposes of any calculation, the rate per annum equal to the sum of (i) Daily Compounded SOFR for such calculation and (ii) the SOFR Adjustment; provided that if Adjusted Daily Compounded SOFR as so determined shall ever be less than the Floor, then Adjusted Daily Compounded SOFR shall be deemed to be the Floor.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (i) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to the terms hereof or (ii) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date.
“Benchmark” means, initially, Adjusted Daily Compounded SOFR; provided that if a Benchmark Transition Event has occurred with respect to Daily Compounded SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.12 hereof.
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Holders of the 2008 Series C Notes for the applicable Benchmark Replacement Date:
(a)    the sum of (i) Daily Simple SOFR and (ii) the SOFR Adjustment; and
(b)    the sum of: (i) the alternate benchmark rate that has been selected by the Holders of the 2008 Series C Notes and the Company giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for U.S.

dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Nineteenth Supplemental Indenture.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Holders of the 2008 Series C Notes and the Company giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof)

announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Conforming Changes” means, with respect to either the use or administration of Daily Compounded SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods and other technical, administrative or operational matters) that the Holders of the 2008 Series C Notes and the Company decide may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Holders of the 2008 Series C Notes and the Company in a manner substantially consistent with market practice (or, if the Holders of the 2008 Series C Notes and the Company decide that adoption of any portion of such market practice is not administratively feasible or if the Holders of the 2008 Series C Notes and the Company determine that no market practice for the administration of any such rate exists, in such other manner of administration as the Holders of the 2008 Series C Notes and the Company decide is reasonably necessary in connection with the administration of this Nineteenth Supplemental Indenture).

“Daily Compounded SOFR” means, for any day, SOFR for the corresponding day during the SOFR Observation Period, with interest accruing on a compounded daily basis, with the conventions for this rate (which will include compounding in arrears with a lookback) being established in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Compounded SOFR” for syndicated business loans; provided, that if the Holders of the 2008 Series C Notes decides that any such convention is not administratively feasible or has become inconsistent with any then-prevailing market practice, then the Holders of the 2008 Series C Notes and the Company may establish another convention.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Holders of the 2008 Series C Notes decides that any such convention is not administratively feasible or has become inconsistent with any then-prevailing market practice, then the Holders of the 2008 Series C Notes and the Company may establish another convention.
“Default Rate” means with respect to the 2008 Series C Notes, that rate of interest that is 2.00% per annum plus rate of interest otherwise in effect.
“Floor” means a rate of interest equal to 0%.
“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Adjustment” means a percentage equal to 0.11448% per annum.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Observation Period” means, in respect of an Interest Period referencing Daily Compounded SOFR, the period commencing from, and including, the date which is two U.S. Government Securities Business Days immediately preceding the first date of such Interest Period to, but excluding, the date which is two U.S. Government Securities Business Day immediately preceding the Interest Payment Date on which such Interest Period ends (but which is not included in such Interest Period).
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
Section 2.2    New Section 2.12 (Benchmark Replacement). The Nineteenth Supplemental Indenture is hereby amended by including the following as a new Section 2.12:
Section 2.12.    Benchmark Replacement.
(a)    Benchmark Replacement. Notwithstanding anything to the contrary herein, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (i) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Nineteenth Supplemental Indenture and (ii) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is issued to the public without any amendment to, or further action or consent of any other party to, this Nineteenth Supplemental Indenture. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.
(b)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of Daily Compounded SOFR or a Benchmark Replacement, the Holders of the 2008 Series C Notes and the Company will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Nineteenth Supplemental Indenture.
(c)    Notices; Standards for Decisions and Determinations. The Holders of the 2008 Series C Notes will promptly notify the Company of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Any determination, decision or election that may be made by the Holders of the 2008 Series C Notes pursuant to this Section 2.12, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Nineteenth

Supplemental Indenture, except, in each case, as expressly required pursuant to this Section 2.12.
Section 2.3    Amendment to 2008 Series C Notes and Appendix C (Form of 2008 Series C Notes). Each outstanding 2008 Series C Note issued, authenticated and delivered pursuant to the Nineteenth Supplemental Indenture and the form of 2008 Series C Notes in Exhibit C to the Nineteenth Supplemental Indenture are hereby amended by deleting the reference to “Adjusted LIBOR Rate” therein and inserting “Benchmark plus 160 basis points” in lieu thereof.
Each outstanding, certificated 2008 Series C Note shall automatically incorporate the amended interest rates and terms and conditions set forth in this Amendment and no additional execution, authentication or delivery of an amended or replacement Series 2008 C Note shall be required to implement the amendments set forth herein.
Section 2.4    Effective Date of Amendments. The Amendments set forth in this Article II shall automatically become effective for each Interest Period for the Series 2008 C Notes beginning on or after July 12, 2023 and shall not modify in any manner the applicable interest rate related to the Interest Period ending on July 11, 2023.
In connection with the Amendments set forth herein, upon the request of a Noteholder, the Company shall execute and deliver and the Trustee shall authenticate a replacement Series 2008 C Note with the amendments set forth in Section 2.3 hereof.
ARTICLE III
MISCELLANEOUS
Section 3.1    Amendment. This Amendment is executed and shall be construed as an indenture amendatory to the Indenture, and shall form a part thereof, and the Indenture, as heretofore supplemented and amended, and as hereby amended is hereby confirmed. Except to the extent inconsistent with the express terms of this Amendment, all of the provisions, terms, covenants and conditions of the Indenture, including the Nineteenth Supplemental Indenture, shall be applicable to the 2008 Series C Notes to the same extent as if specifically set forth herein.
Section 3.2    Recitals. All recitals in this Amendment are made by the Company only and not by the Trustee; and all of the provisions contained in the Indenture, in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect hereof as fully and with like effect as if set forth herein in full. The Company hereby reaffirms its obligations under the Indenture to indemnify and hold harmless the Trustee as required under Article IX of the Indenture, including under Section 9.7 of the Indenture, and in particular (but not limited to) against losses, liabilities, claims, or expenses (including the fees and expenses of its counsel) arising out of or in connection with its execution and performance of this Amendment. This indemnity shall survive the final payment in full of the 2008 Series C Notes and the resignation or removal of the Trustee to the extent provided in Section 7.1 and Article IX of the Indenture.

Section 3.3    Successors and Assigns. Whenever in this Amendment any of the parties hereto is named or referred to, this shall, subject to the provisions of Articles IX and XI of the Indenture, be deemed to include the successors and assigns of such party, and all the covenants and agreements in this Amendment contained by or on behalf of the Company, or by or on behalf of the Trustee shall, subject as aforesaid, bind and inure to the respective benefits of the respective successors and assigns of such parties, whether so expressed or not.
Section 3.4    No Rights, Remedies, Etc. Nothing in this Amendment, expressed or implied, is intended, or shall be construed, to confer upon, or to give to, any person, firm or corporation, other than the parties hereto and the Holders of the Outstanding Secured Obligations, any right, remedy or claim under or by reason of this Amendment or any covenant, condition, stipulation, promise or agreement hereof, and all the covenants, conditions, stipulations, promises and agreements in this Amendment contained by or on behalf of the Company shall be for the sole and exclusive benefit of the parties hereto, and of the Holders of Outstanding Secured Obligations.
Section 3.5    Counterparts. This Amendment may be executed in several counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts, or as many of them as the Company and the Trustee shall preserve undestroyed, shall together constitute but one and the same instrument.
Section 3.6    Mailing Address. The mailing address of the Company, as debtor, is:
Basin Electric Power Cooperative
1717 East Interstate Avenue
Bismarck, ND 58503-0564
and the mailing address of the Trustee, as secured party, is:
U.S. Bank Trust Company, National Association
425 Walnut Street, 6th Floor
Cincinnati, OH 45202
Additionally, this Amendment shall, if appropriate, be an amendment to the financing documents originally filed in connection with the Existing Indenture. The Company is authorized to execute and file as appropriate instruments under the Uniform Commercial Code to either create a security interest or amend any security interest heretofore created.
Section 3.7    Effectiveness. This Amendment shall be effective upon the execution and delivery hereof by the Company and the Trustee.
[Signatures on Next Page.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

BASIN ELECTRIC POWER COOPERATIVE

By:	/s/ Todd E. Telesz
Name:	Todd E. Telesz
Title:	Chief Executive Officer & General Manager

(SEAL)

Attest:	/s/ Mark D. Foss
Name: Mark D. Foss
Title: Assistant Secretary
STATE OF NORTH DAKOTA    )
    ) SS
COUNTY OF BURLEIGH        )
THE FOREGOING instrument was acknowledged before me this 23rd day of June, 2023, by Todd E. Telesz, Chief Executive Officer and General Manager of Basin Electric Power Cooperative, an electric cooperative corporation, for and on behalf of said corporation.
WITNESS my hand and official seal.

/s/ Lisa J. Carney
Name: Lisa J. Carney
Notary Public
My commission expires: Oct. 19, 2026
(Notarial Seal)

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association, as Trustee

/s/ William Sicking
Name:	William Sicking
Title:	Vice President
STATE OF OHIO    )
    ) SS
COUNTY OF HAMILTON    )
THE FOREGOING instrument was acknowledged before me this 21st day of June, 2023, by William Sicking, Vice President of U.S. Bank Trust Company, National Association, a national banking association, as Trustee, for and on behalf of said association.
WITNESS my hand and official seal.

/s/ Monica Slater
Name: Monica Slater
Notary Public
My commission expires: 05-17-2026
(Notarial Seal)

[INDENTURE FILING INFORMATION]
Exhibits to be attached by Company prior to filing because they vary by jurisdiction.
EXHIBIT A
to Amendment No. 1 to Nineteenth Supplemental Indenture